Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Wednesday, October 29, 2014

HYSTER-YALE MATERIALS HANDLING, INC.
ANNOUNCES THIRD QUARTER 2014 RESULTS

Highlights:

•	Third quarter 2014 operating profit up 16.0% on revenue increase of 8.1%

•	Third quarter 2014 net income up 20.9%

Cleveland, Ohio, October 29, 2014 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced revenues of $695.8 million and net income of $28.4 million, or $1.70 per diluted share, for the third quarter of 2014 compared with revenues of $643.9 million and net income of $23.5 million, or $1.40 per diluted share, for the third quarter of 2013. Operating profit was $36.3 million for the third quarter of 2014 compared with $31.3 million for the third quarter of 2013.
For the nine months ended September 30, 2014, the Company reported net income of $83.4 million, or $4.97 per diluted share, on revenues of $2.1 billion compared with net income of $84.3 million, or $5.02 per diluted share, on revenues of $1.9 billion for the first nine months of 2013. Operating profit increased to $115.6 million for the nine months ended September 30, 2014 from $99.3 million in the first nine months of 2013 and income before income taxes was $117.2 million in 2014 compared with $95.4 million in 2013. Operating profit, income before income taxes and net income for the nine months ended September 30, 2014 include a gain on the sale of assets of $17.7 million, or $11.5 million net of taxes of $6.2 million from the sale of the Company's Brazil facility. Net income for the nine months ended September 30, 2013 included a tax benefit of $12.8 million from the release of certain portions of previously recorded income tax valuation allowances related to the Company's United Kingdom operations.
EBITDA for the third quarter of 2014 was $45.6 million. EBITDA for the trailing twelve months ended September 30, 2014 was $183.1 million, including the $17.7 million gain from the sale of the Brazilian plant in the second quarter of 2014. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 7.
Since the inception of a stock repurchase program in December 2012, which permits the repurchase of up to $50 million of the Company's outstanding Class A common stock, Hyster-Yale has purchased 534,976 shares for an aggregate purchase price of $38.5 million, including 431,357 shares purchased during the nine months ended September 30, 2014 for an aggregate purchase price of $33.3 million.
The Company's cash position was $97.9 million as of September 30, 2014 compared with $175.7 million as of December 31, 2013. Debt as of September 30, 2014 decreased to $38.3 million from $69.5 million at December 31, 2013.

Discussion of Third Quarter Results
Revenues increased in the third quarter of 2014 compared with the third quarter of 2013 primarily as a result of a shift in sales to higher-priced lift trucks in the Americas and an increase in unit volumes, mainly in North America and Europe, partially offset by a decrease in units sold in Brazil. In addition, an increase in parts revenue and the effect of translating sales in foreign currencies into U.S. dollars in all geographic regions also contributed to the increase in revenues.
In the third quarter of 2014, worldwide new unit shipments increased to approximately 21,700 units, primarily due to an increase in North America and Europe, partially offset by a decrease in Brazil, from shipments of approximately 21,200 units in the third quarter of 2013 and were comparable to the second quarter of 2014. Worldwide backlog was approximately 26,800 units at September 30, 2014, or approximately $710 million, compared with approximately 28,400 units at September 30, 2013, or approximately $705 million, and approximately 28,800 units, or approximately $745 million, at June 30, 2014.
Operating profit and net income increased substantially in the third quarter of 2014 to $36.3 million and $28.4 million, respectively, from $31.3 million and $23.5 million, respectively, in the third quarter of 2013. However, gross profit declined $0.3 million from the third quarter of 2013 as the benefits from higher unit and parts volumes were more than offset by unfavorable foreign currency movements of $2.0 million pre-tax, lower earnings on the remarketing of used trucks and increased warranty expenses as favorable adjustments in the third quarter of 2013 did not recur in 2014. Modest declines in unit pricing in all geographic segments were fully offset by lower material costs.
Selling, general and administrative expenses declined mainly due to lower incentive compensation estimates, of which $4.5 million was related to non-cash equity compensation, compared with the 2013 third quarter. The absence of a non-cash charge of $1.2 million pre-tax pertaining to pension settlement accounting recorded in the prior year comparable period also contributed to the decrease in selling, general and administrative expenses. This improvement was partially offset by unfavorable foreign currency movements of $1.1 million pre-tax.

Outlook
Growth rates for the global forklift truck market are expected to decelerate during the remainder of 2014 and in 2015, resulting in only modest growth compared with the comparable prior year periods. Growth in the remainder of 2014 and in 2015 is expected to be driven by the Western Europe, Middle East and Africa markets with smaller growth in Asia-Pacific due to softening in the Japanese and Chinese market growth rates. The Americas market growth is expected to slow in the fourth quarter of 2014 and have only modest growth in 2015 as growth rates decelerate in North America, and the Brazil market shows only a partial recovery. Other areas in Latin America are expected to strengthen moderately in 2015.
Despite these mixed market conditions, the Company anticipates an overall modest increase in unit shipments and parts volumes and, as a result, increased sales over the remainder of 2014 and in 2015 compared with the prior year periods. The majority of the 2014 unit shipment increase is expected to come from North America, with smaller increases in Asia-Pacific, partially offset by weakness in Latin America, including volume shortfalls in Brazil, and in certain European markets, particularly Russia. The increase in unit shipments in 2015 is expected to be driven by Europe and North America, with smaller increases in Asia-Pacific. Unit shipments in Brazil and Russia are expected to increase slightly in 2015 from very low 2014 levels.
The Company expects material costs in the fourth quarter of 2014 to be comparable with the prior year period and expects full year 2015 to increase moderately compared with 2014. Although commodity costs have remained relatively stable over the first nine months of 2014, these markets, particularly steel, remain volatile and sensitive to changes in the global economy. The Company will continue to monitor commodity costs, economic conditions, currency movements and the resulting effects on costs and pricing, and will take appropriate pricing actions, if necessary.
      The Company expects to generate a moderate increase in operating profit during the fourth quarter of 2014. Significantly lower estimated incentive compensation, in addition to anticipated increased unit volumes, a shift in sales mix to higher-margin units and product enhancements are all expected to contribute to this improvement. These favorable items are expected to be substantially offset by anticipated pricing pressures, higher manufacturing costs and continued investments in strategic initiatives. Net income in the fourth quarter of 2014 is expected to improve compared with the 2013 fourth quarter. The effect of improved operating profit, as well as lower interest expense due to lower debt outstanding and lower interest rates under the Company's revolving credit agreement, in addition to the absence of a $2.8 million pre-tax write-off of deferred financing fees taken in 2013, are expected to be partially offset by a higher effective income tax rate. The higher effective income tax rate in 2014 is expected to result primarily from an anticipated increase in the portion of the Company's income earned in the Americas operations which have a higher tax rate.
Fourth quarter 2014 operating profit results are expected to improve in the Americas segment, which includes the North America, Latin America and Brazil markets, with anticipated lower employee-related expenses and increases in unit and parts margins partially offset by unit pricing pressure, higher manufacturing costs and unfavorable foreign currency movements. Operating profit in the Europe segment, which includes the Middle East and Africa markets, is expected to decline in the fourth quarter of 2014 compared with the respective prior year period due to lower unit volumes and pricing pressures. Asia-Pacific results for the fourth quarter of 2014 are expected to be higher than the fourth quarter of 2013 resulting from an expected increase in unit volume.
After excluding the $17.7 million gain on sale of the Brazil plant realized in 2014, the Company expects operating profit in 2015 to be similar to 2014. Anticipated increases in unit shipments and parts sales, expected favorable foreign currency movements largely from the strengthening of the U.S. dollar and an anticipated shift in sales mix to lift trucks with higher average profit margins are expected to be offset by increases in employee-related expenses and higher marketing expenses associated with the execution of the Company's strategic initiatives compared with 2014, as well as costs associated with the transition to a new plant in Brazil and the roll out of global manufacturing information technology systems in 2015. An increase in material costs is also expected in 2015 compared with 2014. However, these costs are expected to be mostly offset by price increases. Excluding the gain on sale of the Brazil plant, 2015 net income is expected to decline moderately from 2014 primarily as a result of higher interest expense.
Full year 2015 operating profit in the Americas segment, which includes the North America, Latin America and Brazil markets, is expected to be comparable to 2014, excluding the gain on sale of the Brazil facility. Operating profit in the Europe segment, which includes the Middle East and Africa markets, is expected to decrease in 2015 compared with 2014 and Asia-Pacific operating results are expected to increase compared with 2014.
Cash flow before financing activities for 2014 is expected to decrease significantly from 2013. This decrease is primarily due to an increase in capital expenditures, largely driven by the construction of a new plant in Brazil, which is not expected to be fully completed until early 2015, and increases in working capital. Cash flow before financing activities is expected to improve in 2015 compared with 2014 due to moderated working capital requirements and lower capital expenditures because the Brazil plant construction is expected to be largely completed in 2014.

The Company remains focused on gaining market share over time, as well as on improving margins in its internal combustion engine business, through the execution of its five strategic initiatives: (1) understanding customer needs at the product and aftermarket levels in order to create and provide a full range of differentiated product and service solutions for specific industry applications, (2) offering the lowest cost of ownership by utilizing the Company's understanding of customers' major cost drivers and developing solutions that consistently lower cost of ownership and create a differentiated competitive position, (3) enhancing independent distribution by implementing programs aimed at broadening account coverage of the market, expanding the number of dual-brand dealers, and ensuring dealer excellence in all areas of the world, (4) improving the Company's warehouse market position through enhancing dealer and customer support, adding products, increasing incentives, and implementing programs to increase focus on key customers, and (5) expanding in Asian markets by offering products aimed at the needs of these markets, enhancing distribution excellence and focusing on strategic alliances with local partners in China, India and Japan.
To meet the specific application needs of its customers, the Company is focusing on developing utility, standard and premium products. To this end, development programs are underway for its electric-rider, warehouse, internal combustion engine (ICE) and big truck product lines. In addition, stricter diesel emission regulations for new trucks began to go into effect in 2011 and will be fully in effect by 2015 in certain global markets.  The Company has launched and expects to continue to launch lift truck series over this period that will meet these new emission requirements.
Within its premium product warehouse line, the Company began production of a 4,500 pound heavy duty pedestrian pallet truck at its Greenville, North Carolina plant in the first quarter of 2014. Over time this platform is expected to be produced in other regions, which will maximize design and component commonality. In addition, during the third quarter of 2014, the Company expanded its newly introduced European Reach Truck range to offer options for freezer operations including a new integrated cab, 4-stage mast and wider chassis for heavy duty applications. The Company also introduced a new warehouse rider truck in the North America market in the third quarter of 2014 which has an enclosed operator compartment and, based on the customer's need, either an 8,000 pound or a 10,000 pound capacity to enable multiple pallet handling in trailer loading/unloading and cross-dock applications.
During the second quarter of 2014, as part of the 2014 model year improvements for the premium counterbalanced product line, the Company introduced a new premium 2.5 liter spark-ignited engine for its 2 to 3.5 ton cushion and pneumatic ICE trucks and upgraded the hydraulic system and dual hydraulic tanks to improve overall efficiency and lower ownership costs on the 4 to 5.5 ton ICE cushion trucks. During the third quarter of 2014, the Company introduced a new 5 to 5.5 ton pneumatic tire electric rider truck. As stated previously, the Company's model year programs will keep its platforms soundly positioned in the market over time.  Further, new platforms are expected to be developed and launched over the next few years based on longer-term segment needs and technological change opportunities.
             Finally, during the third quarter of 2014, the Company introduced the first group of its premium Big Truck models with Tier IV final emission solutions, as well as expanded use of premium transmissions on trucks up to 32 ton capacity and implemented load-sensing hydraulic systems on its 18 to 22 ton trucks.
           The Company offers one model of the standard ICE lift truck for medium-duty applications in both pneumatic and cushion tires for both Hyster® and Yale®.  The Company expects to launch additional trucks in the standard ICE model series in future years. The Company expanded the UTILEV®-branded series of utility lift trucks by introducing a 1 to 3 ton ICE cushion tire truck in North America and a 3-wheel electric rider truck globally in 2013.  The Company further expanded the

UTILEV range with the introduction of the 4 to 7 ton ICE pneumatic tire trucks for Tier 3 emission markets. The UTILEV®-branded series of lift trucks is expected to continue to gain market position in the remainder of 2014 and in 2015.
All of these new products and upgraded products, including the new Reach Truck and new Big Truck models introduced in late 2013, are expected to help increase market share, to improve revenues and to enhance operating margins in the remainder of 2014 and in 2015.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Thursday, October 30, 2014 at 11:00 a.m. eastern time. The call may be accessed by dialing (877) 474-9503 (Toll Free) or (857) 244-7556 (International), Passcode: 93959772, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 6, 2014. The online archive of the broadcast will be available on the Hyster-Yale website.

Non-GAAP and Other Measures
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. The tax effect is based on the statutory tax rate generally applicable to the transaction or the effective income tax rate of the entity to which the disclosure relates. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income.
For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) the political and economic uncertainties in Eastern Europe and Brazil, (4) customer acceptance of pricing, (5) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (6) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which the Company operates and/or sells products, (7) delays in manufacturing and delivery schedules, (8) bankruptcy of or loss of major dealers, retail customers or suppliers, (9) customer acceptance of, changes in the costs of, or delays in the development of new products, (10) introduction of new products by, or more favorable product pricing offered by, competitors, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) changes mandated by federal, state and other regulation, including health, safety or environmental legislation and (14) delays in or increased costs associated with the Brazil plant construction.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, through its wholly-owned operating subsidiary, NACCO Materials Handling Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. For more information about Hyster-Yale Materials Handling, Inc. or NACCO Materials Handling Group, Inc., visit the Company's website at www.hyster-yale.com.
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HYSTER-YALE MATERIALS HANDLING, INC.
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
	(In millions, except per share data)

Revenues	$695.8	$643.9	$2,056.5	$1,948.4
Cost of sales	584.5	532.3	1,726.2	1,613.3
Gross profit	111.3	111.6	330.3	335.1
Selling, general and administrative expenses	75.1	80.3	232.5	235.8
Gain on the sale of assets	(0.1)	—	(17.8)	—
Operating profit	36.3	31.3	115.6	99.3
Other (income) expense
Interest expense	1.6	2.4	3.3	7.2
Income from unconsolidated affiliates	(1.5)	(1.0)	(4.1)	(2.5)
Other	(0.7)	(0.3)	(0.8)	(0.8)
Income before income taxes	36.9	30.2	117.2	95.4
Income tax provision	8.4	6.6	33.6	11.0
Net income attributable to non-controlling interest	(0.1)	(0.1)	(0.2)	(0.1)
Net income attributable to stockholders	$28.4	$23.5	$83.4	$84.3

Basic earnings per share	$1.71	$1.41	$4.99	$5.04

Diluted earnings per share	$1.70	$1.40	$4.97	$5.02

Basic weighted average shares outstanding	16.617	16.711	16.717	16.728
Diluted weighted average shares outstanding	16.667	16.804	16.782	16.792

EBITDA RECONCILIATION
	Quarter Ended
	12/31/2013	3/31/2014	6/30/2014	9/30/2014	9/30/14 Trailing 12 Months
	(In millions)
Net income attributable to stockholders	$25.7	$22.1	$32.9	$28.4	$109.1
Non-controlling interest income	0.1	—	0.1	0.1	0.3
Income tax provision	6.2	9.5	15.7	8.4	39.8
Interest expense	1.8	0.9	0.8	1.6	5.1
Interest income	(0.4)	(0.4)	(0.2)	(0.4)	(1.4)
Depreciation and amortization expense	7.8	7.5	7.4	7.5	30.2
EBITDA*	$41.2	$39.6	$56.7	$45.6	$183.1

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and non-controlling interest income plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
	(In millions)
Revenues
Americas	$479.1	$448.6	$1,376.8	$1,300.3
Europe	163.5	147.0	516.7	492.9
Asia-Pacific	53.2	48.3	163.0	155.2
Total	$695.8	$643.9	$2,056.5	$1,948.4

Gross profit
Americas	$76.2	$80.4	$219.7	$233.0
Europe	28.2	24.4	93.1	80.7
Asia-Pacific	6.9	6.8	17.5	21.4
Total	$111.3	$111.6	$330.3	$335.1

Operating profit (loss)
Americas	$31.1	$28.5	$94.7	$81.1
Europe	4.4	1.9	21.5	14.9
Asia-Pacific	0.8	0.9	(0.6)	3.3
Total	$36.3	$31.3	$115.6	$99.3

Net income attributable to stockholders
Americas	$24.0	$21.2	$65.9	$54.4
Europe	3.5	0.9	17.3	26.5
Asia-Pacific	0.9	1.4	0.2	3.4
Total	$28.4	$23.5	$83.4	$84.3

CASH FLOW AND CAPITAL STRUCTURE
	Nine Months Ended
	September 30
	2014	2013
	(In millions)
Net cash provided by operating activities	$41.2	$88.8
Net cash used for investing activities	(24.2)	(13.5)
Cash Flow Before Financing Activities	$17.0	$75.3

	September 30, 2014	December 31, 2013
Cash	$97.9	$175.7
Debt	38.3	$69.5
Net Cash	$59.6	$106.2